                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF COOLEY GODWARD LLP]

June 18, 1997

Javelin Systems, Inc.
1881 Langley Avenue
Irvine, California 92614-5223

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Javelin Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 300,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), for issuance upon exercise of options granted under the Company's 1996 Stock Incentive Award Plan (the "1996 Plan") and options available for grant under the Company's 1996 Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement, the 1996 Plan, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and 1996 Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/ JEREMY D. GLASER
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Jeremy D. Glaser